SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                          FORM 8-K

                       CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d)
          OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      July 7, 1998
(Date of earliest event reported)  (June 5, 1998)

                           USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647

(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.  Other Events

On June 5, 1998, Ameritel Communications, Inc., a wholly-owned subsidiary of the Registrant, entered into a four-year Loan and Security Agreement (the "Loan Agreement") with Foothill Capital Corporation ("Foothill") for a $20.0 million revolving line of credit and term loan facility.

Maximum amounts available under the line of credit are limited to an initial borrowing base of 75%, which increases under certain conditions to 80%, of the eligible accounts receivable less the letter of credit usage and less the outstanding principal balance of term loans, if any, as of such date. Loans under the term loan facility are available in an amount up to the lesser of $100.00 times the number of eligible cellular phone subscribers as of the closing date; 25% of the orderly liquidation value of the cellular phone subscribers; or 250% of the aggregate amount of all accounts of the borrower less then revolving facility usage on the closing date. Loan proceeds may be utilized for working capital.

The revolving credit portion of the Loan will bear interest at an annual rate of 1.5% above the annual interest rate most recently announced by Norwest Bank Minnesota, National Association ("Norwest Bank"), currently 8.5%. The term loans shall bear interest at an annual rate of 2.5 percentage points above the variable rate of interest most recently announced by Norwest Bank. Letter of credit fees equal 1.5% per annum times the aggregate undrawn amount of all outstanding letters of credit.

Under the terms of the Loan Agreement, Ameritel paid Foothill a closing fee of $266,000 and is required to pay an annual facilities fee on June 5 of each year during the term of the Loan Agreement in an amount equal to 1/2% of the $20 million maximum amount available under the Loan Agreement. A success fee, upon termination of the Loan agreement, equal to the greater of (i) $1 million or (ii) an amount equal to the result of the market price per share of the Registrant's Common Stock multiplied by an amount equal to the result of 1/4% times the number of years during which any term loans were outstanding under the Loan Agreement times the aggregate number of outstanding shares of Registrant's Common Stock as of such date.

As security for all loans made under the Loan Agreement, Ameritel has granted Foothill a security interest and lien in all of Ameritel's existing and future tangible and intangible real and personal property.

The Loan Agreement contains a number of covenants including, among others, covenants limiting Ameritel's ability to incur debt, create liens, issue guarantees, make investments, engage in transactions with affiliates, to sell or otherwise dispose of its assets, and engage in mergers and certain acquisitions.
 In addition, the Loan Agreement contains affirmative covenants including, among others, covenants requiring maintenance of corporate existence and insurance, payment of taxes and delivery of financial and other information.

The Loan Agreement also requires Ameritel and the Registrant to comply with certain financial tests and to maintain certain financial ratios including but not limited to, the requirement that the Registrant maintain working capital equal to consolidated current assets minus current liabilities as set forth in the Loan Agreement and that the Registrant maintain current net worth in the amounts required by the Loan Agreement. In addition, the Registrant is required to maintain consolidated pre-acquisition EBITDA in an amount equal to or greater than provided in the Loan Agreement.

Failure to satisfy any of the financial covenants would constitute an event of default under Loan Agreement notwithstanding Ameritel's ability to meet its debt service obligations. The Loan Agreement also includes other customary events of default including, without limitation, a cross-default to other indebtedness, certain undischarged judgments and bankruptcy and insolvency.

As a condition to entering into the Loan Agreement, the Registrant and its wholly-owned subsidiaries, U.S. Communications, Inc. and Ameritel Communications of Puerto Rico, Inc., entered into General Continuing Guaranties executed in favor of Foothill as well as Security Agreements.
 In addition, the Registrant pledged the stock of each of its subsidiaries to Foothill. The Loan Agreement further provides that the guarantors are required to comply with certain financial tests and to maintain certain financial ratios and furnish reports and financial statements to Foothill during the term of the Loan Agreement and any extension thereof.

Reference is made to the agreement being filed as an exhibit to this Current Report for a complete description of all of the terms and conditions of the Loan and Security Agreement.

Item 7c. Exhibits.

Exhibit 10.1	Loan and Security Agreement by and between
Ameritel Communications, Inc. and Foothill Capital Corporation dated as of June 5, 1998.

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               USCI, Inc..
                              (Registrant)

                            By: /s/ Robert J. Kostrinsky
                                    Robert J. Kostrinsky,
                                    Executive Vice President

July 7, 1998